Exhibit 10.16

Walter Industries, Inc.
4211 W. Boy Scout Blvd.
Tampa, FL  33607
(813) 871-4811

January 6, 2003

Mr. Brad Kitterman
340 Old York Road
Duluth, GA  30097

Dear Brad:

The purpose of this letter is to confirm the terms of our offer to employ you as President and Chief Operating Officer of the U. S. Pipe and Foundry Company, a wholly owned subsidiary of Walter Industries, Inc. (the “Company”). This offer will remain valid until and through January 13, 2003 and is subject to satisfactory completion of a drug test.

1.                                       As President and Chief Operating Officer of U. S. Pipe, you shall report to and serve at the direction of the President and Chief Executive Officer of Walter Industries, Inc., or to such other person as may be designated from time to time.  Your initial responsibilities shall be to manage the P & L for U. S. Pipe and to expand its sales/marketing potential while making its operations efficient.  Such responsibilities may be changed from time to time.

2.                                       Your employment will commence on January 13, 2003.

3.                                       Your compensation package will be as follows:

(a)                                  Base Salary

$22,916.67 per month ($275,000 annually), which will be paid in accordance with the payroll practices of the Company, as they may change from time to time.

(b)                                 Bonus

Your annual target bonus will be 60.0% of your base salary.  The amount of your bonus will fluctuate based upon actual performance under the Company’s bonus plan as in effect from time to time. Participation in the bonus pool is dependent upon the achievement of the Company’s annual financial and other goals, as well as the accomplishment of individual objectives mutually agreed upon in writing each year.  To receive a bonus, you must be employed at the time the bonus is paid, except as allowed in Section 8 of this document.  Please note that participation in the Employee Stock Purchase Plan is a requirement for participation in the bonus pool.

As discussed, the Company desires to have you, as a senior executive of the Company, make a meaningful investment in the Company.  In this regard, you have committed to invest currently $50,000 in the Company’s common stock.  This investment should be made at the time you accept employment, prior to your obtaining any inside information concerning the Company and its business.

(c)                                  Stock Options

You will receive an initial award of 30,500 shares under the Company’s stock option plan in the form of a non-qualified stock option vesting one-third per year over three years, subject to the terms of the Company’s stock option plan.  This option will be awarded and priced on or about your first day of employment.

You will be eligible to participate in the Company’s stock option plan going forward.  Your position would normally be eligible for 30,500 shares as a target award which may change under the Company’s executive compensation program from time to time.

(d)                                 Auto Allowance

You will receive $1,500 per month auto allowance.

(e)                                  Benefits

•                  Reimbursement for all reasonable and customary business-related travel and entertainment expenses, in accordance with the terms of the Company’s policy, as it may change from time to time.

•                  Participation in the Company’s life and health insurance benefit programs in accordance with their terms, as they may change from time to time.  A benefits booklet will be available for your review upon request.

•                  Participation in the Walter Industries, Inc. Profit-Sharing Plan according to its terms.

•                  Participation in the Relocation Policy for transferred employees.  Reasonable temporary living expenses will be covered for a period of six (6) months, including the use of a furnished apartment.

•                  Participation in the Walter Industries 401(k) Plan, as it may change from time to time and in accordance with its terms.  A 401(k) booklet will be available for your review upon request.  Your eligibility to participate will be consistent with the requirements of ERISA.

•                  Eligibility for four (4) weeks of annual vacation to be used each year in accordance with the Company’s policy, as it may change from time to time.

4.                                       It is agreed and understood that your employment with the Company is to be at will, and either you or the Company may terminate the employment relationship at any time for any reason, with or without cause, and with or without notice to the other.  Nothing herein or elsewhere constitutes or shall be construed as a commitment to employ you or pay you severance, other than is stipulated in this letter, for any period of time.  You confirm that you have read and have fully understood the contents of this employment offer letter.

5.                                       You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company.  You hereby assign to the Company your entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that the Company may reasonably request.  This section does not apply to any inventions that you made prior to your employment by the Company, or to any inventions that you develop entirely on your own time without using any of the Company’s equipment, supplies or facilities, or the Company’s or its customers’ confidential information which do not relate to the Company’s business, anticipated research and development, or the work you have performed for the Company.

6.                                       As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services, and there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

7.                                       You acknowledge and agree that so long as you are an employee of the Company, you will respect and safeguard Company’s trade secrets and confidential information. In the event of your involuntary termination, other than for “cause”, or “Termination for Good Reason” as defined in paragraph 8. (c) below, you will be eligible for the following severance benefits:

•                  Twelve months of salary continuance, including base and target bonus, at the applicable rate in effect at the time of termination.

•                  Twelve months of continuing fringe benefits to the extent plans permit continued participation. In any event, health and life insurance will continue for the period of your contractual severance and the COBRA election period will not commence until the expiration of that period.

8.               Definitions:

(a)                                  “Cause” shall mean your (i) conviction or guilty plea of a felony involving fraud or dishonesty, (ii) theft or embezzlement of property from the company, (iii) willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness) or (iv) fraudulent preparation of financial information of the Company.

(b)                                 For purposes of this agreement, a significant diminution in pay or responsibility shall not have occurred if (i) the amount of your bonus fluctuates due to performance considerations under the Company’s incentive plan from time to time or (ii) you are transferred to a position of comparable responsibility and compensation with the Company carrying the title of President or higher, even though that position may report to an officer who in turn reports to the Chief Executive Officer.

(c)                                  For purposes of this agreement, “Termination for Good Reason” shall mean any of the following: (i) relocation of the headquarters of the U. S. Pipe and Foundry Company more than fifty (50) miles from the current location, without your concurrence, (ii) any material breach by the Company of this agreement, (iii) a material change in the primary line of business of U. S. Pipe and Foundry Company, excluding its subsidiaries or (iv) any significant diminution in pay or responsibility as defined in (b) above.

9.                                       You acknowledge and agree that you have read this letter agreement carefully, have been advised by the Company to consult with an attorney regarding its contents, and that you fully understand the same.

10.                                 It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company.  This letter agreement will be interpreted under and in accordance with the laws of the State of Florida without regard to conflicts of laws.

We are delighted that you have agreed to join Walter Industries, Inc. and look forward to working with you.  If the terms contained within this letter are acceptable, please sign one of the enclosed copies and return it to me.

Sincerely,

Don DeFosset
Chairman, President & CEO
Walter Industries, Inc.

ACCEPTANCE

I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same.  I approve and accept the terms set forth above as governing my employment relationship with the Company.

Signature	Date